Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (“Agreement”) is made this 24th day of May, 2006, by and between ALTRIA CORPORATE SERVICES, INC. (formerly known as Philip Morris Management Corp.), a New York corporation (“Assignor”), KRAFT FOODS GLOBAL, INC., a Delaware corporation (“Assignee”), and 410 Century Associates, L.P., a Texas limited partnership (“Landlord”).

RECITALS

A.            WHEREAS, Kraft Foods, Inc. (formerly known as Kraft General Foods, Inc.) (“Original Tenant”), as tenant, and Landlord’s predecessor in interest, Patriot Century Investors, L.P., a Delaware limited partnership, as landlord, entered into that certain Lease Agreement dated March 21, 1994, as amended by that certain Lease Amendment dated October, 1994, that certain Second Amendment to Lease dated August 30, 2000, that certain Assignment of Lease dated December 1, 2000 (“Assignment”), that certain Third Amendment to Lease Agreement dated May 1, 2001, that certain Fourth Amendment to Lease Agreement dated February 14, 2003, that certain Fifth Amendment to Lease Agreement dated July 8, 2003, that certain Sixth Amendment to Lease Agreement dated October 8, 2003, and that certain Seventh Amendment to Lease Agreement dated May 2, 2004 (collectively, “Lease”) for certain premises (“Leased Premises”) containing approximately 74,289 square feet and commonly known as Suites 350 and 400 in the Century Building located at 84 N.E. Loop 410, San Antonio, Texas 78216, which Lease is attached hereto as Exhibit A;

B.            WHEREAS, by virtue of the Assignment, the Original Tenant assigned its interest in the Lease to Assignor.

C.            WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to assume, all of Assignor’s interest in the Lease, and Landlord consents to such assignment, on the terms and conditions set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment of Lease.  Assignor hereby unconditionally and irrevocably assigns to Assignee all of Assignor’s interest in the Lease, including but not limited to all claims and causes of action accruing heretofore, if any, against Landlord with respect to the Lease.

2.             Assumption of Lease.  Assignee hereby accepts assignment of Assignor’s interest in the Lease, assumes all obligations associated therewith (including but not limited to those predating this Agreement), and accepts, adopts and agrees to be bound by all of the terms and provisions of the Lease from the date hereof.

3.             Acceptance of Assignment.  Landlord hereby accepts and consents to the assignment to Assignee of Assignor’s interest in the Lease, and accepts Assignee as tenant under the Lease.

4.             Release and Waiver between Assignor and Landlord of Post-Assignment Claims.  Effective as of the date hereof, Assignor and Landlord, each for itself and each of its respective past, present and future predecessors, successors, subsidiaries, parents, agents, representatives, partners, officers, managers, directors, shareholders, members, employees, administrators, trustees and attorneys hereby fully and forever remises, releases, relinquishes, waives and discharges the other party, and all of its past, present and future predecessors, successors, subsidiaries, parents, agents, representatives, partners, officers, managers, directors, shareholders, members, employees, administrators, trustees and attorneys of and from any and all actions, causes of action, rights, liabilities, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, leases, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and claims of whatever kind or nature in law or equity, which said party may at any time have against the other party which in any way relate, directly or indirectly, to the Lease or the Leased Premises during any time after the date of this Assignment.  The foregoing release constitutes a general release by Assignor and Landlord.  Assignor and Landlord further waive any right which each party may have under any provision of applicable law which provides that a general release does not extend to claims which the releasor does not know or suspect to exist in its favor at the time of executing this general release.

5.             Indemnification of Assignee by Assignor.  Assignor shall defend, indemnify and hold harmless Assignee, its past, present and future predecessors, successors, subsidiaries, assignees, agents, representatives, partners, officers, managers, directors, shareholders, members, employees, administrators, trustees and attorneys (collectively, “Kraft Indemnitees”) from any and all actions, causes of action, rights, liabilities, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, leases, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and claims of whatever kind or nature in law or equity (collectively, “Losses”), whether now known or unknown, vested or contingent, suspected or unsuspected, which in any way relate, directly or indirectly, to Assignor’s use or occupancy of the Leased Premises for the period of time during which Assignor was the tenant under the Lease, except to the extent that any Losses are caused by or arise from the negligence, acts, errors, omissions or intentional misconduct of the Kraft Indemnitees.  This indemnity shall supercede and replace the indemnity previously granted to Assignee in Section 4 of the Assignment.

6.             Indemnification of Assignor by Assignee.  Assignee shall defend, indemnify and hold harmless Assignor, its past, present and future predecessors, successors, subsidiaries, assignees, agents, representatives, partners, officers, managers, directors, shareholders, members, employees, administrators, trustees and attorneys (collectively, “Altria Indemnitees”) from any and all Losses, whether now known or unknown, vested or contingent, suspected or unsuspected, which in any way relate, directly or indirectly, to Assignee’s use or occupancy of the Leased Premises for the period of time during which Assignee is or has been the tenant under the Lease, except to the extent that any Losses are caused by or arise from the negligence, acts, errors, omissions or intentional misconduct of the Altria Indemnitees.  This indemnity shall supercede and replace the indemnity previously granted to Assignor in Section 5 of the Assignment.

7.             Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR:				ASSIGNEE:

ALTRIA CORPORATE SERVICES, INC. (formerly known as Philip Morris Management Corp.), a New York corporation				KRAFT FOODS GLOBAL, INC., a Delaware corporation
				By:	/s/ Bruce L. Windedahl
By:	/s/ Samuel L. Nickols				Name: Bruce L. Windedahl
	Name: Samuel L. Nickols				Its:	Senior Director Facilities Management &
	Its: Senior Director Facilities & Security					Real Estate

LANDLORD:

410 Century Associates, L.P., a Texas limited partnership Landlord)

	By:	Centennial Management Services, Inc., its Authorized Agent

		Name:	/s/ Steven H. Levin
		Its:	President